As filed with the Securities and Exchange Commission on August 19, 2022
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM S–8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Fidelity National Financial, Inc.
(Exact name of registrant as specified in its charter)
Delaware	16-1725106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
601 Riverside Avenue Jacksonville, Florida	32204
(Address of Principal Executive Offices)	(Zip Code)

Fidelity National Financial, Inc. Amended and Restated Employee Stock Purchase Plan
(Full Title of Plans)
Michael L. Gravelle Executive Vice President, General Counsel and Corporate Secretary Fidelity National Financial, Inc. 601 Riverside Avenue Jacksonville, Florida 32204
(Name and address of agent for service)
(904) 854-8100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☐
                                                 (Do not check if a smaller reporting company)

EXPLANATORY NOTE
This Registration Statement on Form S-8 of Fidelity National Financial, Inc., a Delaware corporation (the “Registrant”) is being filed pursuant to General Instruction E of Form S-8 in connection with the registration of an additional 12,000,000 shares of FNF common stock, par value $0.0001 per share, for issuance under the Fidelity National Financial, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) of the Registrant. The shares are additional securities of the same class as other securities for which previous Registration Statements on Form S-8 were filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 3, 2014.
The information contained in the Registration Statement on Form S-8 originally filed by the Registrant with the SEC (File Nos. 333-197249), pursuant to the Securities Act, is incorporated by reference into this Registration Statement.
At the 2022 annual meeting of the shareholders of the Registrant, the shareholders approved an amendment and restatement of the Plan, which had been previously adopted by the Registrant's board of directors on May 4, 2022. This amendment and restatement increased the authorized shares available for issuance under the Plan by 12,000,000 shares, in the aggregate, in order to assure that the Registrant has adequate means to offer the Plan to its employees on a going-forward basis. Prior to the approval of the amendment and restatement of the Plan, there were 1,655,971 shares that had been previously authorized under the Plan remaining available for purchase by Plan participants.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:
(a)    Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC                           on February 25, 2022, as amended on May 2, 2022;
(b)    The information specifically incorporated by reference into Registrant's Annual Report on Form 10-K from the Registrant's definitive proxy statement on Schedule 14A, filed with the SEC on May 6, 2022;
(c)    Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, filed with the SEC on May 10, 2022 and August 5, 2022, respectively;
(d)    Registrant's Current Reports on Forms 8-K dated January 5, 2022, February 17, 2022, April 6, 2022, May 10, 2022, June 21, 2022 and July 2, 2022; and
(e)    The description of the Registrant's FNF Group common stock in the Registrant's Registration Statement on Form 8-A (File No. 1-32630) filed with the SEC on June 18, 2014, under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
*Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.
All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the SEC. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
None.
Item 6. Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the Registrant's Amended and Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws.
The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Certificate provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit. The Certificate provides for such limitation of liability.
The Registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8.        Exhibits.
Exhibit No.    Description
4.1    Fifth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on June 13, 2018)
4.2    Fifth Amended and Restated Bylaws of Fidelity National Financial, Inc., dated January 5, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on January 5, 2022)
5.1    Opinion of Weil Gotshal & Manges LLP
23.1    Consent of Ernst & Young LLP
23.2    Consent of Weil Gotshal & Manges LLP (included in its opinion filed as Exhibit 5.1 hereto)
24.1     Power of Attorney (included on signature page to this Registration Statement)
99.1    Fidelity National Financial, Inc. Amended and Restated Employee Stock Purchase Plan
107         Filing Fee Table

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
(A)    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on August 19, 2022.

Fidelity National Financial, Inc.
By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Michael L. Gravelle and Anthony J. Park, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William P. Foley, II	Chairman of the Board	August 19, 2022
William P. Foley, II

/s/ Raymond R. Quirk	Executive Vice-Chairman	August 19, 2022
Raymond R. Quirk

/s/ Michael J. Nolan	Chief Executive Officer	August 19, 2022
Michael J. Nolan	(Principal Executive Officer)

/s/ Anthony J. Park	Executive Vice President and Chief Financial Officer	August 19, 2022
Anthony J. Park	(Principal Financial and Accounting Officer)

/s/ Douglas K. Ammerman	Director	August 19, 2022
Douglas K. Ammerman

/s/ Halim Dhanidina	Director	August 19, 2022
Halim Dhanidina

/s/ Thomas M. Hagerty	Director	August 19, 2022
Thomas M. Hagerty

/s/ Daniel D. (Ron) Lane	Director	August 19, 2022
Daniel D. (Ron) Lane

/s/ Sandra D. Morgan	Director	August 19, 2022
Sandra D. Morgan

/s/ Heather H. Murren	Director	August 19, 2022
Heather H. Murren

/s/ John D. Rood	Director	August 19, 2022
John D. Rood

/s/ Peter O. Shea, Jr.	Director	August 19, 2022
Peter O. Shea, Jr.

/s/ Cary H. Thompson	Director	August 19, 2022
Cary H. Thompson